QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

RECAPITALIZATION AGREEMENT

BY AND AMONG

FASTCLICK.COM, INC.,

THE PURCHASERS NAMED HEREIN

AND

JEFF PRYOR AND DAVID GROSS

September 9, 2004

i

(x)	Agreements; Action	12
(y)	Brokerage	14
(z)	No Insolvency	14
(aa)	Computer Programs	14
(bb)	Disclosure; Reliance	15
Section 3.	Representations and Warranties of the Purchasers	15
(a)	Organization, Power and Authority	15
(b)	Authorization	15
(c)	Noncontravention	16
(d)	Brokerage	16
(e)	Investment Representations	16
Section 4.	Covenants and Other Agreements	17
(a)	Press Release and Announcements	17
(b)	Further Assurances	17
(c)	Certain Tax Matters	17
(d)	Use of Proceeds	17
(e)	Key-Man Life Insurance	17
(f)	Post-Closing Distributions	17
(g)	Exclusivity	18
(h)	S Corporation Status	19
(i)	Vesting of Reserved Employee Shares	19
(j)	Inventions Assignment and Confidentiality Agreement	19
(k)	Voting Agreement; Drag-Along Agreement; Investors' Rights Agreement	19
(l)	Payment of Taxes and Trade Debt	20
(m)	Preservation of Corporate Existence	20
(n)	Compliance with Laws	20
(o)	Keeping of Records and Books of Account	20
(p)	Maintenance of Properties	20
(q)	Budget Approval	20
(r)	By-laws	21
(s)	Expenses of Directors	21
(t)	Continued Business Operations	21
(u)	Restrictions on Indebtedness	21

(v)	Dealings with Affiliates and Others	21
(w)	Cancellation of Treasury Stock	21
Section 5.	Conditions to Closing	21
(a)	Conditions to Closing of the Purchasers	21
(b)	Conditions to the Company's Obligations at Closing	23
Section 6.	Definitions	23
Section 7.	Indemnification and Survival	26
Section 8.	Miscellaneous	27
(a)	Expenses; Attorneys' Fees	27
(b)	Remedies	28
(c)	Consent to Amendments	28
(d)	Successors and Assigns	28
(e)	Severability	28
(f)	Counterparts	28
(g)	Descriptive Headings; Interpretation	28
(h)	Entire Agreement	29
(i)	No Third-Party Beneficiaries	29
(j)	Cooperation on Tax Matters	29
(k)	Governing Law	29
(l)	Notices	29
(m)	No Strict Construction	30
(n)	No Waiver; Cumulative Remedies	30
(o)	Understanding Among the Purchasers	30
(p)	Termination	31

EXHIBITS AND SCHEDULES

Exhibit A	Restated Articles
Exhibit B	Investors' Rights Agreement
Exhibit C-1	Voting Agreement
Exhibit C-2	Drag-Along Agreement
Exhibit D	Form of Repurchase Agreement
Exhibit E	Escrow Agreement
Exhibit F	Indemnification Escrow Agreement
Exhibit G	Opinion of Counsel for the Company
Exhibit H	Opinion of Counsel for the Sellers
Exhibit I	Management Rights Letter

Schedules

Schedule of Purchasers
Schedule 1(b)Disbursement Schedule
Schedule 2 Disclosure Schedule
Schedule 5(a)

RECAPITALIZATION AGREEMENT

        THIS RECAPITALIZATION AGREEMENT (this "Agreement") is made and entered into as of September 9, 2004 by and among Fastclick.com, Inc., a California corporation (the "Company"), the Persons listed on the Schedule of Purchasers attached hereto (each, a "Purchaser" and collectively, the "Purchasers") and Jeff Pryor, an individual, and David Gross, an individual (each, a "Founder" and collectively the "Founders"). The Company, the Purchasers and the Founders are sometimes collectively referred to herein as the "Parties" and individually as a "Party." Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 6 below.

        WHEREAS, the Company desires to reconstitute its capital structure through the sale of certain newly issued equity securities and the repurchase of certain of its outstanding equity securities, in each case on the terms set forth herein;

        WHEREAS, the Purchasers, severally, desire to purchase certain newly issued equity securities of the Company on the terms set forth herein; and

        WHEREAS, concurrently with the issuance of such equity securities, certain shareholders of the Company (each a "Seller" and collectively, the "Sellers"), each of whom will be listed on the Disbursement Schedule (as defined below), desire the Company to repurchase certain equity securities of the Company owned by the Sellers.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained and intending to be legally bound, the Parties hereby agree as follows:

        Section 1.    Recapitalization.

        (a)    Authorization.

            (i)  The Company shall authorize and the shareholders of the Company shall approve the amendment and restatement of the Company's current Articles of Incorporation (the "Articles of Incorporation") in the form of Exhibit A attached hereto (as so amended and restated, the "Restated Articles"). The Restated Articles shall be duly executed by the Company on the Closing Date and shall be in full force and effect under the laws of the State of California as of the Closing.

           (ii)  The Company shall authorize the issuance and sale to the Purchasers of an aggregate of up to 2,131,285 shares of its Series A Convertible Preferred Stock (the "Preferred Securities") having the rights and preferences set forth in the Restated Articles.

          (iii)  The Company shall authorize the repurchase from the Sellers of a minimum of 1,136,686 shares of its Common Stock up to a maximum of 1,562,944 shares of its Common Stock (collectively, the "Repurchased Shares") at a price per share of $35.19 for an aggregate repurchase price of $39,999,980.34 for the repurchase of the minimum number of Repurchased Shares up to $54,999,999.36 for the repurchase of the maximum number of Repurchased Shares (the "Repurchase Price").

        (b)    Investment Transaction.    On the basis of the representations, warranties, covenants and agreements set forth herein, each of the Purchasers and the Company agrees to and shall consummate, at the Closing, the following transaction (the "Investment Transaction"): the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, that number of shares of Preferred Securities as is determined pursuant to this Section 1(b), up to the maximum number set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto, upon payment of immediately available funds in a maximum amount as set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto, payable in the manner set forth in Section 1(d) below. The price per share of the Preferred Securities shall be $35.19, resulting in a maximum aggregate purchase price for such Preferred Securities of up to $74,999,919.15 (the "Preferred Securities Purchase Price"). Each Purchaser shall purchase that number of shares of Preferred Securities as is equal to such Purchaser's pro rata portion (based upon the amount of the Preferred Securities Purchase Price set forth opposite such Purchaser's name on the Schedule of Purchasers relative to the aggregate maximum amount of the Preferred Securities Purchase Price) of the sum of (A) 568,341 plus (B) that number of Repurchased Shares that the Company has determined to accept for repurchase pursuant to the Repurchase Transaction, as reflected in a disbursement schedule in the form attached hereto as Schedule 1(b) executed at the Closing by the Company and the Purchasers (the "Disbursement Schedule"). In connection with the Investment Transaction the Company, the Purchasers, the Founders, certain key employees and other shareholders of the Company shall enter into an Investors' Rights Agreement in the form of Exhibit B attached hereto (the "Investors' Rights Agreement"), a Voting Agreement in the form attached hereto as Exhibit C-1 (the "Voting Agreement") and a Drag-Along Agreement in the form attached hereto as Exhibit C-2 (the "Drag-Along Agreement").

        (c)    Repurchase Transaction.    Immediately subsequent to the Investment Transaction pursuant to the terms of one or more repurchase agreements or letters of transmittal in the form attached hereto as Exhibit D (collectively, the "Repurchase Agreements"), the terms of the Paying Agent Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement") and the terms of the Indemnification Escrow Agreement attached hereto as Exhibit F (the "Indemnification Escrow Agreement"), the Company and each of the Sellers shall consummate, at the Closing, the following transaction: the Company shall repurchase from each Seller and each Seller shall sell to the Company the number of Repurchased Shares set forth opposite such Seller's name on the Disbursement Schedule (the "Repurchase Transaction"). The Company and the Escrow Agent shall be entitled to deduct and withhold from the Repurchase Price otherwise payable to any Seller such amounts as the Company or the Escrow Agent determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement and the Repurchase Agreements as having been paid to the Seller with respect to which such deduction or withholding was made.

        (d)    Funding.    Upon execution of this Agreement, each of the Purchasers shall deliver to American Stock Transfer & Trust Company (or such other escrow agent acceptable to the Company and the Purchasers), as escrow agent (the "Escrow Agent") such Purchaser's portion of the Preferred Securities Purchase Price set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto by wire transfer of immediately available funds to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and released in accordance with the terms of the Escrow Agreement upon the Closing pursuant to the Disbursement Schedule.

        (e)    Closing.    The closing of each of the Investment Transaction and the Repurchase Transaction (the "Closing") shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 800 Anacapa Street, Santa Barbara, California 93101, at 10:00 a.m., local time, on the second business day after the date on which the last condition set forth in Section 5 hereof shall have been satisfied or waived, or upon such other date as the Purchasers purchasing at least two-thirds (2/3) of the Preferred Securities to be sold hereunder and the Company may agree (the "Closing Date"). The Investment Transaction and the Repurchase Transaction shall each constitute a separate transaction hereunder. At the Closing, the Parties shall consummate the transactions contemplated by this Agreement in the following order:

            (i)  Pursuant to the Disbursement Schedule the Escrow Agent, on behalf of each Purchaser, shall deliver to the Company the amounts set forth opposite the Company's name on the Disbursement Schedule by wire transfer of immediately available funds and the Company shall issue and sell to each Purchaser the number of Preferred Securities set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto.

           (ii)  Pursuant to the Disbursement Schedule the Escrow Agent, shall deliver (A) to the Sellers in immediately available funds an amount equal to the Repurchase Price (less the Indemnification Escrow Amount and the Sellers' portion of the applicable fees and expenses related to the Repurchase Transaction as set forth in the Disbursement Schedule), and (B) on behalf of the Sellers, to the escrow agent pursuant to the Indemnification Escrow Agreement, an amount equal to the Indemnification Escrow Amount. Pursuant to the Escrow Agreement, at the Closing the Escrow Agent shall deliver to the Company and the Company shall repurchase from each Seller the number of Repurchased Shares set forth opposite such Seller's name on the Disbursement Schedule. The Escrow Agent shall pay to each of the Sellers by draft or check the portion of the Repurchase Price set forth opposite such Seller's name on the Disbursement Schedule (less such Sellers' pro rata portion of the Indemnification Escrow Amount and the applicable fees and expenses related to the Repurchase Transaction as set forth in the Disbursement Schedule).

          (iii)  Pursuant to the Disbursement Schedule the Escrow Agent shall deliver to the other parties set forth on the Disbursement Schedule the amounts set forth opposite such parties names by wire transfer of immediately available funds.

          (iv)  To the extent that the Company repurchases less than 1,562,944 Repurchased Shares for an aggregate repurchase price of $54,999,999.36 pursuant to the Repurchase Transaction, pursuant to the Disbursement Schedule the Escrow Agent shall refund to each Purchaser, such Purchaser's portion of the difference (determined in proportion to such Purchaser's portion of the Preferred Securities Purchase Price set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto) between $54,999,999.36 and the aggregate Repurchase Price actually paid for the Repurchased Shares.

        Section 2.    Representations and Warranties of the Company.    The Company hereby represents and warrants to each Purchaser that the following statements are true and correct as of the date hereof, except as set forth on the Disclosure Schedule attached hereto as Schedule 2 (the "Disclosure Schedule"):

        (a)    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing, in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly licensed or qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such license or qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Company's assets, properties, liabilities, financial condition, affairs, business, prospects or results of operations (a "Material Adverse Effect").

        (b)    Capitalization.    The authorized capital stock of the Company consists of 4,000,000 shares of common stock, no par value per share (the "Common Stock"), of which 2,174,988 shares are issued and outstanding prior to giving effect to the Repurchase Transaction and 800,000 shares of preferred stock, no par value per share (the "Preferred Stock"), of which no shares are issued and outstanding. Pursuant to the Restated Articles, and assuming issuance of the maximum number of Preferred Securities pursuant to the Investment Transaction, the authorized capital of the Company consists of 3,750,000 shares of Common Stock, no par value, and 2,131,285 shares of Preferred Stock, no par value, of which a series of Preferred Stock has been created consisting of shares which are designated as the "Series A Convertible Preferred Stock" (the "Preferred Securities"), of which none are issued and outstanding prior to the consummation of the transactions contemplated by this Agreement. The rights, powers, preferences, qualifications, limitations and restrictions of the Preferred Securities are as stated in the Restated Articles. Except for (i) the conversion privileges of the Preferred Securities to be issued under this Agreement, (ii) the rights provided for in the Investors' Rights Agreement, (iii) restricted stock grants and outstanding options that have been granted under the Company's 2000 Equity Participation

Plan, as such may be amended from time to time (collectively the "2000 Plan"), (iv) the Company's 2004 Equity Participation Plan (the "2004 Plan") and (v) as set forth on Section 2(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or other agreements for the purchase or acquisition from the Company of any shares of its capital stock or securities exercisable or exchangeable for or convertible into its capital stock. Other than as set forth in the Investors' Rights Agreement and the Voting Agreement, the Company is not a party to or bound by any agreement or understanding between any persons and/or entities with respect to any shares of its capital stock and the Company has not granted or agreed to grant any registration rights to any person or entity. The 2000 Plan and the 2004 Plan have been duly adopted by the Board of Directors and approved by the shareholders of the Company. An aggregate of 600,000 shares of Common Stock have been reserved for issuance under the 2000 Plan of which no shares of Common Stock have been issued pursuant to restricted stock grants, and options to purchase 485,585 shares of Common Stock have been granted, 170,912 of which are currently outstanding, and no shares of Common Stock are available for future issuance. An aggregate of 200,000 share equivalents have been allocated to the 2003 Ownership Equivalency Plan, of which 82,900 have been granted. Prior to the Closing, all grants under the 2003 Ownership Equivalency Plan will be terminated. An aggregate of 495,585 shares of Common Stock have been reserved for issuance under the 2004 Plan of which no shares of Common Stock have been issued pursuant to restricted stock grants, and no options to purchase shares of Common Stock have been granted. Except as set forth on Schedule 2(b) of the Disclosure Schedule, the vesting of restricted stock grants or options to purchase shares of Common Stock under the 2000 Plan or the 2004 Plan is not subject to acceleration. All outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and from any applicable state securities laws or pursuant to valid exemptions therefrom. The Company is not a party or subject to any agreement or understanding, and, to knowledge of the Company, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company or by a director of the Company. A complete list of the capital stock of the Company which has been previously issued and the names in which such capital stock is registered on the stock transfer books of the Company is set forth in Section 2(b) of the Disclosure Schedule. Upon delivery to the Company at the Closing of certificates representing the Repurchased Shares and the payment of the Repurchase Price as provided in this Agreement, the Company will acquire all of the Sellers' right, title and interest in and to the Repurchased Shares and will receive good and valid title to the Repurchased Shares, free and clear of any and all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

        (c)    Subsidiaries.    The Company does not own or control, directly or indirectly, any Subsidiary. The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities exercisable or exchangeable for or convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (C) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

        (d)    Authorization.    The Restated Articles have been approved by the Board of Directors of the Company and the shareholders of the Company. The Company has all requisite corporate power to enter into and perform the Investment Transaction, the Repurchase Transaction and its other obligations under this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Escrow Agreement, the Indemnification Escrow Agreement and all other agreements contemplated hereby and thereby and to issue the shares of Preferred Securities and repurchase the Repurchase Shares in accordance with the terms hereof. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Escrow Agreement, the Indemnification Escrow Agreement and all other agreements and obligations contemplated hereby and thereby, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Preferred Securities to be issued hereunder and of the Common Stock issuable upon conversion of the Preferred Securities (collectively, the "Conversion Stock"), and the repurchase of the Repurchased Shares, has been taken. This Agreement constitutes, and at the Closing, the Restated Articles, the Investors' Rights Agreement, the Drag-Along Agreement, the Escrow Agreement, the Indemnification Escrow Agreement, the Repurchase Agreement and the Voting Agreement will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and by the possible unavailability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

        (e)    Valid Issuance of Preferred and Common Stock.    The Preferred Securities being issued hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, and applicable state and federal securities laws. The Conversion Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions under this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, and applicable state and federal securities laws.

        (f)    Governmental Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid execution of this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Indemnification Escrow Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Indemnification Escrow Agreement and the Escrow Agreement except for filings pursuant to applicable state and federal securities laws in connection with the issuance and sale of the Preferred Securities which will be made following the Closing.

        (g)    Offering.    Subject in part to the truth and accuracy of each Purchaser's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Preferred Securities and Conversion Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in the violation of the qualification or registration requirements of any applicable state securities laws subject to filings pursuant to applicable federal and California securities laws that may be made following the Closing. Neither the Company nor any authorized agent acting on its behalf (including, without limitation, the Agent) will take any action that would cause the loss of such exemptions.

        (h)    Litigation.    There is no action, suit, proceeding or investigation pending or currently threatened against the Company, or any of its officers, directors or shareholders, that questions the validity of this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Escrow Agreement, the Indemnification Escrow

Agreement or the Restated Articles, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any (i) Material Adverse Effect, (ii) any material adverse change in the assets of any shareholder (iii) any liability on the part of the Company or its shareholders or (iv) the current equity ownership of the Company. The foregoing includes, without limitation, (i) actions, suits, proceedings or investigations (pending or threatened) involving the prior employment of any of the Company's employees, (ii) the use, in connection with the Company's business, of any information or techniques allegedly proprietary to any of the former employers of the Company's employees, or (iii) obligations of the Company's employees under any agreements with former employers. Neither the Company nor (with respect to matters relating to the Company) any of its officers, directors or shareholders is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

        (i)    Compliance with Laws and Instruments.    The Company is not in violation or default of its Articles of Incorporation or Bylaws, or of any instrument, judgment, order, writ, decree, mortgage, agreement, statute or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery, compliance with and the performance of the Company's obligations under this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Escrow Agreement, the Indemnification Escrow Agreement and the other agreements, documents and transactions contemplated hereby and thereby, will not and do not (A) violate or conflict with, with or without the passage of time and giving of notice, (i) any provision of the Company's Articles of Incorporation or Bylaws, (ii) any instrument, judgment, order, writ, decree, mortgage, contract or agreement to which the Company is a party or by which it is bound, or (iii) any provision of any federal or state statute, rule or regulation applicable to the Company, the violation of or conflict with which could reasonably be anticipated to have a Material Adverse Effect or (B) result in the creation of any material lien, charge or encumbrance upon any assets or properties of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, any of its assets or properties, or any of its officers, directors or shareholders.

        (j)    Intellectual Property.

            (i)  Intellectual Property Rights Owned or Exclusively Licensed by the Company.    Except for those Intellectual Property Rights expressly identified in Section 2(j)(i) of the Disclosure Schedule, the Company owns, possesses perpetual irrevocable exclusive licenses or otherwise has the legally enforceable perpetual irrevocable exclusive right to use, and has the right to bring actions for infringement of, all Intellectual Property Rights necessary for the conduct of its business as now conducted or as now proposed to be conducted in its written business documents. The consummation of the transactions contemplated herein will not result in the loss or impairment of the Company's right to own, license or use any Intellectual Property Rights, and, except as set forth in Section 2(j)(i) of the Disclosure Schedule, will not require the consent of any governmental authority or third party in respect of any such Intellectual Property Rights.

           (ii)  Intellectual Property Rights Licensed to Company.    All licensors of Intellectual Property Rights that are material to the operation of the Company's business are listed in Section 2(j)(ii) of the Disclosure Schedule, along with the title and date of the license agreement and a brief description of the Intellectual Property Rights licensed and the applicable jurisdiction, registration number (or application number), and date issued (or date filed), and whether the license is assignable or non-assignable, exclusive or non-exclusive, perpetual or term, and revocable or irrevocable. To the knowledge of the Company, the Intellectual Property Rights licensed to the Company, are valid, in full force and effect, and have not been canceled, expired, or abandoned.

  To the knowledge of the Company, there is no threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the applications and registrations listed in Section 2(j)(ii) of the Disclosure Schedule.

          (iii)  List of Company Intellectual Property Rights.    Set forth in Section 2(j)(iii) of the Disclosure Schedule is a list and brief description of all:

             (I)  Patents (including without limitation patent applications),

            (II)  Trademarks (including without limitation trademark, service mark and domain name applications),

          (III)  registered copyrights, and applications for such that are in the process of being prepared, and

          (IV)  registered mask works and applications for such that are in the process of being prepared,

  that are owned by or registered in the name of the Company in any jurisdiction worldwide, and in each case a brief description of the nature of such right and indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). The Company is listed in the records of the appropriate United States, state or foreign agency as the sole or joint owner of record for each application and registration listed in Section 2(j)(iii) of the Disclosure Schedule, and all joint owners, if applicable, are listed in Section 2(j)(iii) of the Disclosure Schedule and identified as joint owners. The Intellectual Property Rights owned by the Company are valid and subsisting, in full force and effect, and have not been canceled, expired, or abandoned. There is no pending or, to the knowledge of the Company, threatened, opposition, interference, re-examination, or cancellation proceeding before any court or registration authority in any jurisdiction against the applications and registrations listed in Section 2(j)(iii) of the Disclosure Schedule.

          (iv)  Intellectual Property Rights Licensed by Company.    A list of all licensees of the Company are listed in Section 2(j)(iv) of the Disclosure Schedule, along with the title and date of the license agreement and a brief description of the Intellectual Property Rights licensed.

           (v)  No Claims Against Company.    To the knowledge of Company, the conduct of the Company's business as now conducted, all products and processes now manufactured, marketed, licensed, distributed, offered or used by the Company and the Company's Intellectual Property Rights do not and will not violate any license, misappropriate any Trade Secrets, or infringe (either directly or indirectly, including without limitation through contributory infringement or inducement to infringe) any Intellectual Property Rights of any other Person. No claim is pending or, to the Company's knowledge, threatened, to the effect that any Intellectual Property Right owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company. The Company has no reason to believe that any Intellectual Property Rights owned or used by the Company may be invalid or unenforceable.

          (vi)  No Third Party Infringement of Company Intellectual Property Rights.    To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned or exclusively licensed by the Company; and no such claims have been brought against any third party by the Company.

         (vii)  No Obligations, Grants or Agreements.    Except as set forth in Section 2(j)(vii) of the Disclosure Schedule, the Company has no obligation to compensate any Person for the use of any Intellectual Property Rights, and, except as set forth in Section 2(j)(vii) of the Disclosure Schedule, the Company has not granted any Person any license to any Intellectual Property Right(s) of the Company, whether requiring the payment of royalties or not. The Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property Right. Except as set forth in Section 2(j)(vii) of the Disclosure Schedule, there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (1) restrict the Company's rights to use any Intellectual Property Right(s), (2) restrict the Company's business as now conducted or as now proposed to be conducted in its written business documents, in order to accommodate a third party's Intellectual Property Rights, or (3) permit third parties to use any Intellectual Property Right(s) owned or controlled by the Company.

        (viii)  Trade Secrets.    The Company has taken and takes reasonable measures to protect the confidentiality of Trade Secrets that are material to the operating of the Company's business, including requiring its current and former personnel, including without limitation employees, agents, consultants and contractors, having access thereto, to execute written non-disclosure agreements. To the knowledge of the Company, no Trade Secret that is material to the operation of the Company's business has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company's proprietary interests in and to such Trade Secrets. Neither the Company nor, to the knowledge of the Company, any other party to any non-disclosure agreement relating to the Company's Trade Secrets is in breach or default thereof.

          (ix)  Personnel.    All current personnel, including without limitation, employees, agents, consultants and contractors, who have contributed to or participated in the creation, conception, reduction to practice or development of any of the Intellectual Property Rights of Company either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, exclusive and original ownership of all copyrightable works thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all rights such person may have in the Intellectual Property Rights.

        (k)    Registration Rights, Rights to Acquire Company Securities and Voting Obligations.    Except as set forth in the Investors' Rights Agreement and Section 2(k) of the Disclosure Schedule, as of the Closing, the Company shall not be under any contractual obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth in the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement and Section 2(k) of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any of its shareholders or among any shareholders, relating to the acquisition or disposition of the capital stock of the Company. Other than the Voting Agreement and the Drag-Along Agreement, to the knowledge of the Company, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

        (l)    Title to Property and Assets.    The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

        (m)    Employees.    Except as set forth in Section 2(m) of the Disclosure Schedule, the employment of each officer and employee of the Company is terminable at will. The Company is not aware of any key employee of the Company who has any plans to terminate his or her employment with the Company nor does the Company have a present intention to terminate the employment of any employee. Except as set forth in Section 2(m) of the Disclosure Schedule, the Company is not a party to or obligated in connection with its business with respect to (i) outstanding contracts with employees, agents, consultants, advisers, sales representatives, distributors, sales agents or dealers or (ii) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. The Company has complied in all material respects with all applicable laws relating to wages, hours and collective bargaining. To the knowledge of the Company, no officer or key employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or key employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and the continued employment of the Company's officers and key employees does not subject the Company or any Purchaser to any liability to third parties.

        (n)    Employee Benefit Plans.    Section 2(n) of the Disclosure Schedule sets forth a complete list of all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") which are maintained or contributed to for past or present employees of the Company (the "Company Benefit Plans") and copies of any such Company Benefit Plans have been provided to the Purchasers and their counsel along with the three most recent annual reports (Form Series 5500 and all schedules, financial statements and accountant opinions attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan and the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Benefit Plan in which stock of the Company or any ERISA Affiliate is or was held as a plan asset. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Sections 401(a) and 501(a) of the Code. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any multiemployer plan as defined in Section 4001(a)(3) of ERISA, a multiple employer plan as defined in Section 210 of ERISA, a plan subject to Title IV of ERISA or Section 412 of the Code, or except as set forth in Section 2(n) of the Disclosure Schedule any plan subject to the laws of any jurisdiction outside the United States. Except as set forth in Section 2(n) of the Disclosure Schedule, the Company does not maintain or contribute to any deferred compensation, bonus, stock option, severance or other similar employee benefit plan or arrangement for past or present employees of the Company (the "Company Benefit Arrangements"), and copies of documents relating to any such Company Benefit Arrangements have been provided to or made available to the Purchasers. Each Company Benefit Plan and Company Benefit Arrangement has been established and maintained substantially in accordance with its terms and in all material respects in compliance with all applicable laws. The Company has made all contributions and other payments required by and due under the terms of each Company Benefit Plan and Company Benefit Arrangement. No Company Benefit Plan nor any agreement establishes (except at no cost to the Company)any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any person for any reason, except as may be required by law.

        (o)    Tax Returns and Payments.

            (i)  The Company has timely filed all Tax returns and reports as required by law, and these returns and reports were true and correct in all material respects.

           (ii)  The Company has paid all Taxes and other assessments due. The provision for Taxes of the Company as shown in the Financial Statements (as defined below) is adequate for Taxes due or accrued as of the date thereof. No deficiency for Taxes has been proposed or assessed against the Company, and there is no Tax audit or proceeding by any Tax authority pending with respect to any Tax return of the Company. There is no lien or encumbrance for Taxes on any assets of the

  Company, except for liens and encumbrances imposed by law for Taxes not yet due. There is no settlement, closing or collection agreement in effect for taxes imposed on the Company.

          (iii)  The Company has complied in all material respects with provisions of Tax law relating to withholding and remittance of Taxes on amounts paid to employees, independent contractors, creditors, stockholders or other third parties. Except as set forth on Section 2(o) of the Disclosure Schedule, none of the shares of outstanding capital stock of the Company (including without limitation the Repurchased Shares) is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

          (iv)  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

           (v)  The Company is not a party to any Tax sharing or tax indemnity agreement.

          (vi)  No property owned by the Company is Tax exempt use property within the meaning of Section 168(h)(1) of the Code or Tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

         (vii)  The Company does not have and has never had any obligation to register a Tax shelter under Section 6111 of the Code or to file any disclosure or maintain any list pursuant to Sections 6011 or 6112 of the Code and regulations promulgated thereunder.

        (viii)  The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method that will result in recognition of income by the Company after the Closing, and the amount of any adjustments required to be made by the Company as a result of the transactions contemplated by this Agreement is set forth on Schedule 2(o).

          (ix)  The Company and its shareholders made (i) a valid election for the Company to be treated as an "S corporation," as that term is defined in Section 1361(a) of the Code, for federal income tax purposes, and (ii) a similar valid election under the laws of California and such elections will be in effect at the Closing Date (such elections in (i) and (ii) are collectively referred to herein as "S Elections"). The S Elections have been in effect with respect to the Company for each of its current and all prior taxable years since the beginning of its 2002 taxable year (the "S Effective Date"). There are no grounds for the revocation of any S Election and no such election will be revoked retroactively or otherwise without the consent of the Purchasers except at the Closing Date by reason of the transactions contemplated by this Agreement. Neither the Company nor any Founder nor, to the knowledge of the Company, any other of its shareholders has taken any action that would cause, or would result in, the termination of the S corporation status of the Company, other than pursuant to this Agreement.

           (x)  No Tax will be imposed under Section 1374 of the Code or any corresponding provisions of the laws of California or any other applicable jurisdiction as a result of the transactions contemplated by this Agreement.

        (p)    Permits.    The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, and the lack of which would have a Material Adverse Effect. All of such franchises, permits, licenses or other similar authority are in full force and effect. The Company is not in default under any of such franchises, permits, licenses or other similar authority.

        (q)    Environment and Safety Laws.    To the knowledge of the Company, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, the violation of which would have a Material Adverse Effect, and to the knowledge of the Company, no material expenditures are required in order to comply with any such existing statute, law or regulation.

        (r)    Corporate Documents.    The Bylaws and the Restated Articles of the Company are in the form provided to counsel for the Purchasers. The minute books of the Company contain minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation, and fully and accurately reflect all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes in all material respects.

        (s)    Foreign Corrupt Practices Act.    None of the activities or types of conduct below has been or may have been engaged in by the Company, either directly or indirectly:

            (i)  Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

           (ii)  Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

          (iii)  Any illegal contributions made to any political party, political candidate or holder of governmental office; or

          (iv)  Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

           (v)  Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

          (vi)  Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered.

        (t)    Insurance.    The Company maintains valid insurance policies, with extended coverage, in commercially reasonable amounts (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Set forth on Section 2(t) of the Disclosure Schedule is a true and complete list of all material insurance policies maintained by the Company in force as of the date of this Agreement (including name of insurer, agent, annual premium, coverage, deductible amounts and expiration date). All premiums due from the Company with respect to the insurance policies listed on Section 2(t) of the Disclosure Schedule have been paid.

        (u)    Related-Party Transactions.    Except as set forth in Section 2(u) of the Disclosure Schedule, no employee, officer, director or shareholder of the Company or member of his or her immediate family (or any corporation or other entity controlled by any employee, officer, director or shareholder of the Company or member of his or her immediate family) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, and except as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, there are no leases, royalty agreements or other continuing transactions between the Company and any employee, officer, director or shareholder of the Company or member of his or her immediate family (or any corporation or other entity controlled by any employee, officer, director or shareholder of the Company or member of his or her immediate family). Except as set forth in Section 2(u) of the Disclosure Schedule, to the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, directors or shareholders of the Company and members of their immediate families may own stock in publicly-traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

        (v)    Financial Statements; Material Liabilities.    The Company has delivered to the Purchasers true, correct and complete copies of its audited balance sheet and income statement at and for the years ended December 31, 2002 and December 31, 2003, and its unaudited balance sheet and income statement at and for the seven-month period ended July 31, 2004, which have been in each case prepared in accordance with generally accepted accounting principles consistently applied, except, in the case of the unaudited balance sheet and income statement, for the absence of footnotes not customarily included in such interim statements and normal recurring year-end adjustments (collectively, the "Financial Statements"). The Financial Statements are set forth in Section 2(v) of the Disclosure Schedule. The Financial Statements fairly and accurately present the Company's financial position as of such date and the results of operations and changes in its financial position for such period ended. Except as otherwise disclosed in the Financial Statements, the Company has no material liability or obligation, absolute or contingent (individually or in the aggregate), other than (i) liabilities incurred after December 31, 2003, in the ordinary course of business, that are not material, individually or in the aggregate, and (ii) obligations under contracts and commitments incurred in the ordinary course of business consistent with past practices and that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

        (w)    Absence of Changes.    Except as set forth in the Section 2(w) of the Disclosure Schedule or as contemplated by this Agreement, since December 31, 2003, (a) the Company has not entered into any transaction which was not in the ordinary course of business consistent with past practices, (b) there has been no adverse change in the condition (financial or otherwise) of the business, property, assets, liabilities or prospects of the Company other than changes in the ordinary course of business consistent with past practices, none of which, individually or in the aggregate, has had a Material Adverse Effect, (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) having a Material Adverse Effect, (d) the Company has not declared or paid any dividend or made any distribution on its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock, (e) the Company has not, other than the declaration or payment of bonuses to the Company's executive officers, changed any compensation arrangement or agreement with any of its key employees or officers, or changed the rate of pay of its employees as a group, (f) the Company has not changed or amended any material contract by which the Company or any of its assets is bound or subject, (g) there has been no resignation or termination of employment of any key officer or service provider of the Company, and the Company does not know of any impending resignation or termination of employment of any such officer or service provider that if consummated would have a Material Adverse Effect, and (h) there has been no other event or condition of any character having a Material Adverse Effect.

        (x)    Agreements; Action.

            (i)  Except as set forth in Section 2(x)(i) of the Disclosure Schedule and for agreements contemplated hereby and by the Drag-Along Agreement, there are no material agreements between the Company and any of its officers, directors, affiliates or any affiliate thereof.

           (ii)  Except as set forth herein, in Section 2(x)(ii) of the Disclosure Schedule, there are no agreements (whether written or oral), understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (I) obligations (contingent or otherwise) of, or payments to the Company in excess of $100,000 or (II) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, except for off-the-shelf software, or (III) provisions restricting the development, manufacture or distribution of the Company's products or services, including, without limitation:

             (I)  distributor, dealer or manufacturer's representative contract or agreement which is not terminable on less than ninety (90) days' notice without cost or other liability to the Company (except for contracts which, in the aggregate, are not material to the business of the Company);

            (II)  sales agreement which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company's standard form contracts (except for contracts which, in the aggregate, are not material to the business of the Company);

          (III)  agreement with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the agreement when due or the occurrence of any other event (except for contracts which, in the aggregate, are not material to the business of the Company);

          (IV)  agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

            (V)  agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any material asset of the Company;

          (VI)  agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money, has agreed to lease any real property as lessee or lessor, or has agreed to lease any personal property as lessee or lessor if such lease for personal property was not entered into in the ordinary course of business;

         (VII)  agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any shares of its capital stock or any of its other equity securities (other than in connection with the transactions contemplated by this Agreement);

         (VII)  agreement under which it has limited or restricted its right to compete with any person in any respect;

       (VIII)  except as set forth above, any other agreement or group of related contracts with the same party involving more than $100,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions of options with another party), which agreement or group of agreements is not terminable by the Company without penalty upon notice of thirty (30) days or less, but excluding any agreement or group of agreements with a customer of the Company for the sale, lease or rental of the Company's products or services if such agreement or group of agreements was entered into by the Company in the ordinary course of business; or

          (IX)  other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act.

          (iii)  Except as set forth in Section 2(x)(iii) of the Disclosure Schedule, the Company has not (I) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (II) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (III) made any loans or advances to any person, other than ordinary advances for travel expenses, (IV) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, or (V) assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any indebtedness of any other Person.

        (y)    Brokerage.    Except for the fee of $780,000 payable to the Agent in connection with the transactions contemplated by this Agreement of which up to $572,000 will be paid by the Sellers, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party. The Company shall pay and hold the Purchasers harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

        (z)    No Insolvency.    The Company is not a party to any insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, voluntary or involuntary, affecting any of its assets or properties and, to the knowledge of the Company, no such insolvency proceeding is threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. After giving effect to the Repurchase Transaction, including, without limitation, the payment by the Company of the Repurchase Price, the Company will not (i) be insolvent (either because the sum of its debts is greater than the value of its assets at a fair valuation or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) be unable to generally pay its debts as they become due, (iii) have unreasonably small capital with which to engage in its existing and anticipated businesses and perform its obligations under this Agreement and any agreements contemplated hereby, (iv) have assets that are unreasonably small in relation to the business in which the Company engages or intends to engage, and (v) have incurred, and does not believe, it would incur debts beyond its ability to pay such debts as they become due, mature or both, or (vi) have violated California General Corporate Law Sections 500 et seq.

        (aa)    Computer Programs.

            (i)  List of Computer Programs.    Set forth in Section 2(aa) of the Disclosure Schedule is a list and brief description of the Computer Programs (other than generally available commercial off-the-shelf Computer Programs used internally by the Company in accordance with the applicable license agreement) which are in whole or in part owned, licensed, distributed, copied, modified, displayed, sublicensed or otherwise used by the Company and which are material to the operation of its business as now conducted or as now proposed to be conducted in its written business documents (such Computer Programs being referred to herein as the "Company Software"), identifying with respect to each such Computer Program whether it is owned or licensed by the Company.

           (ii)  Software Contracts.    Each and every Computer Program included in whole or in part in the Company Software is either: (i) owned by the Company, (ii) currently in the public domain or otherwise available for use, modification and distribution by the Company without a license from or the approval or consent of any third party, or (iii) licensed or otherwise used by the Company pursuant to the terms of a valid, binding written agreement ("Software Contract"). Section 2(aa) of the Disclosure Schedule identifies all Software Contracts and classifies each such Software Contract under one or more of the following categories: (A) license to use third party software; (B) development contract, work-for-hire agreement, or consulting agreement; (C) distributor, dealer or value-added reseller agreement; (D) license or sublicense to a third party (including agreements with end-users); (E) maintenance, support or enhancement agreement; or (F) other. No Software Contract creates, or purports to create, obligations or immunities with respect to any Intellectual Property Rights of the Company, including but not limited to, obligations requiring the disclosure or distribution of all or a portion of the source code for any Company Software. For example, except as set forth in Section 2(aa) of the Disclosure Schedule, no portion of the Company software is licensed to the Company pursuant to any version of the General Public License, Lesser General Public License or Common Public License.

          (iii)  Conformity to Technical Specifications.    The Company Software conforms in all material respects to the technical specifications for the design, performance, operation, test, support and maintenance of the Company Software, and to all other documentation relating to such technical specifications. No portion of Company Software:

             (I)  sold or licensed by the Company directly or indirectly to end users contained, on the date of shipment by the Company;

            (II)  currently for sale or license directly or indirectly to end users contains; and,

          (III)  other than that specified in the preceding (I) and (II) in this sentence, to the knowledge of the Company, contains;

  any software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware or data; or to perform any other such actions. Company uses industry standard methods to detect and prevent viruses and other code covered by the preceding sentence (and subsequently to correct or remove such viruses) that may be present in Company Software. Company Software does not include or install any spyware, adware, or other similar software which monitors the use of any remote computer without the knowledge and express consent of the users of such remote computer.

          (iv)  Policies and Procedures.    The Company has adopted policies and procedures to control the use of (i) Computer Programs, including without limitation object code and source code portions thereof available for download on the internet; and (ii) any other Computer Programs not introduced into the Company's development environment through a formal procurement process and pursuant to a license agreement determined to be appropriate for establishing the Company's rights and obligations with respect to Computer Programs.

        (bb)    Disclosure; Reliance.    To the knowledge of the Company, there is no fact that has not been disclosed herein or in writing to the Purchasers that would have a Material Adverse Effect. The representations and warranties in this Section 2 are made with the knowledge and expectation that the Purchasers are placing reliance thereon.

        Section 3.    Representations and Warranties of the Purchasers.    Each Purchaser, severally with respect to itself only and not jointly with respect to any of the other Purchasers, hereby represents and warrants to the Company as of the date hereof as follows:

        (a)    Organization, Power and Authority.    Such Purchaser (if not a natural person) is a duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Purchaser possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

        (b)    Authorization.    The execution, delivery and performance of this Agreement and all of the other agreements contemplated hereby to which such Purchaser is a party and the purchase of the

Preferred Securities by such Purchaser have been duly authorized by such Purchaser. This Agreement and all other agreements contemplated hereby to which such Purchaser is a party when executed and delivered by such Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

        (c)    Noncontravention.    The execution, delivery, compliance with and performance of such Purchaser's obligations pursuant to this Agreement and the other agreements, documents and transactions contemplated hereby will not and do not violate or conflict with, with or without the passage of time and giving or notice, the organizational documents of such Purchaser.

        (d)    Brokerage.    There are no claims against such Purchaser for brokerage commissions, finders' fees or similar compensation in connection with the purchase of the Preferred Securities by such Purchaser contemplated by this Agreement. Such Purchaser shall pay and hold the Company and the other Purchasers harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

        (e)    Investment Representations

            (i)  Such Purchaser understands that (I) the Preferred Securities and the Conversion Stock have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof and that the Company's reliance on such exemption is predicated in part upon the representations of such Purchaser set forth herein and (II) there is no public trading market for the Preferred Securities or Conversion Stock, that none may develop and that the Preferred Securities or Conversion Stock must be held indefinitely unless such Preferred Securities or Conversion Stock are registered under the Securities Act or an exemption from registration is available.

           (ii)  Such Purchaser acknowledges that the offer and sale of the Preferred Securities to such Purchaser has not been accomplished by the publication of any advertisement and that such Purchaser has had access to such information concerning the Company and its business as such Purchaser has requested in connection with the transactions contemplated hereby.

          (iii)  Such Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

          (iv)  Such Purchaser will acquire the Preferred Securities to be acquired by it for its own account and that the Preferred Securities are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof.

           (v)  Such Purchaser understands that the Preferred Securities and the Conversion Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Preferred Securities and Conversion Stock may be resold without registration under the Securities Act only in certain limited circumstances. Such Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as presently in effect and understands the resale limitations imposed thereby and by the Securities Act.

          (vi)  Such Purchaser understands that the certificates evidencing the Preferred Securities to be purchased hereunder shall have endorsed upon them a legend substantially as follows:

  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH SUCH ACT AND ALL APPLICABLE SECURITIES LAWS."

        Section 4.    Covenants and Other Agreements.

        (a)    Press Release and Announcements.    Unless required by law (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released at the Closing by any Purchaser without the consent of the Company or by the Company or any Founder without the consent of the Purchasers holding two-thirds (2/3) in interest of the Preferred Securities.

        (b)    Further Assurances.    In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

        (c)    Certain Tax Matters.    The Company shall make a timely election under Treasury Regulations §1.1368-1(g)(2) to treat the taxable year of the Company within which the Closing occurs as if it consisted of separate taxable years, the first of which ends at the close of the date of the Closing. Each Purchaser (i) hereby consents to an election by the Company pursuant to Section 1362(e)(3) of the Code not to have paragraph (2) of Section 1362(e) of the Code apply and (ii) agrees to execute such documents and instruments to evidence such consent as the Company reasonably may request.

        (d)    Use of Proceeds.    As further set forth on the Disbursement Schedule, the proceeds of the Investment Transaction shall be used as follows: (i) up to $55,000,000.00 to consummate the Repurchase Transaction and pay expenses and fees related thereto, (ii) to pay expenses in connection with the transactions contemplated hereunder and other expenses related to the Closing (including attorneys' fees and the fees of Agent), including, without limitation, those expenses contemplated by Section 8(a) and (iii) for working capital and general corporate purposes.

        (e)    Key-Man Life Insurance.    The Company shall within 60 days of Closing obtain from, and at all times thereafter maintain with, a responsible and reputable insurance company or association a term life insurance policy on the life of the Company's chief executive officer in the amount of not less than $2,000,000, with proceeds payable to the Company. The Company shall add each of Highland Capital Partners VI Limited Partnership and Oak Investment Partners XI, Limited Partnership as a notice party to such policy and will request that the issuer(s) of such policy provide such designee with at least ten (10) days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

        (f)    Post-Closing Distributions.

            (i)  At or before the Closing, the Company shall declare a distribution (the "2004 S Period Distribution") to its shareholders of record on the day immediately prior to the Closing Date in an amount equal to the Distributable S Period Taxable Income, payable subject to the satisfaction of the conditions set forth in Section 4(f)(ii) below. For purposes of this Section 4(f), the "Distributable S Period Taxable Income" means (i) the sum (without duplication) of the items of income, gain, loss, deduction and expense that are required to be reflected on Internal Revenue Service Form 1120S, Schedule K, Lines 1, 2, 3, 4a through 4f, 5 through 11a and 16b, for the period beginning on January 1, 2004 and ending on (and through) the Closing Date minus (ii) the aggregate amount of distributions made during the period beginning on January 1, 2004 and ending on the day immediately prior to the Closing Date that are not attributable to taxable income of the Company generated prior to January 1, 2004.

           (ii)  At any time, and from time to time, after the Determination Date (as defined below) and prior to December 31, 2004, the Company shall pay, in one or more installments, the 2004 S Period Distribution, subject only to compliance, at all times, with California Corporations Code Section 500 et. seq. provided, however, that if all or part of the 2004 S Period Distributions are delayed as a result of such compliance with California Corporations Code Section 500 et. seq., such 2004 S Period Distributions shall be made as soon as thereafter possible prior to the end of the Company's "post-termination transition period" (as defined in Section 1377(b) of the Code, subject only to compliance with California Corporations Code Section 500 et. seq. Each installment of the 2004 S Period Distribution paid after Closing shall be treated in the manner described in Section 1371(e)(1) of the Code, and the Company shall not make the election provided for in Section 1371(e)(2) of the Code.

          (iii)  As soon as practicable following the Closing Date, and in any event within 30 days thereof, the Company shall prepare and deliver to the Purchasers a calculation of Distributable S Period Taxable Income (and all supporting financial statements and information on which such calculation is based or from which such calculation is derived, directly or indirectly), which shall be reviewed and certified in writing by Ernst & Young LLP (or such other independent, nationally-recognized accounting firm reasonably acceptable to Purchasers). The supporting financial statements shall be prepared in accordance with generally accepted accounting principals consistently applied and shall fairly present the Company's results of operation for the applicable period, and the calculation of Distributable S Period Taxable Income shall be prepared in accordance with the income tax accounting principles consistently applied. The Purchasers may dispute any element of the calculation of Distributable S Period Taxable Income (or supporting financial statements and information on which such calculation is based or from which such calculation is delivered, directly or indirectly) by notifying the Company of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 15 days after its receipt of the calculation. In the event that the Purchasers do not provide such a notice of disagreement within such 15-day period, the Purchasers shall be deemed to have accepted, for purposes of this Section 4(f), the calculation of Distributable S Period Taxable Income delivered by the Company, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Company and the Purchasers shall use their commercially reasonable efforts for a period of ten (10) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Distributable S Period Taxable Income (or supporting financial statements and information on which such calculation is based or from which such calculation is derived, directly or indirectly). If, at the end of such 10-day period, the Company and the Purchasers are unable to resolve such disagreements, then an independent nationally recognized accounting firm, other than the firm that reviewed and certified the calculation, reasonably acceptable to the Company and the Purchasers (the "Accounting Referee"), shall resolve any remaining disagreements. The Accounting Referee shall determine as promptly as practicable, but in any event within 15 days of the date on which such dispute is referred to the Accounting Referee, whether the calculation of Distributable S Period Taxable Income (or supporting financial statements and information on which such calculation is based or from which such calculation is derived, directly or indirectly), as the case may be, was properly prepared in accordance with the standards set forth in this Section 4(f)(iii) and shall deliver to the Company and the Purchasers a written report setting forth its findings, which shall be final, conclusive and binding on the Company and the Purchasers for purposes of this Section 4(f). The date on which the calculation of Distributable S Period Taxable Income (or supporting financial statements and information on which such calculation is based or from which such calculation is derived, directly or indirectly) is finally determined in accordance with this Section 4(f)(iii) shall be the "Determination Date." Each Party shall, and shall cause its representatives to, cooperate with the other and provide timely access to information for purposes of verifying the calculation of Distributable S Period Taxable Income resolving any dispute pursuant to this Section 4(f)(iii).

        (g)    Exclusivity.    From and after the date hereof through the earlier of the Closing, and the termination of this Agreement, the Company agrees not to initiate any contacts or negotiate with or provide information to or otherwise aid in the due diligence of any other potential investor or strategic investor or acquirer. The Company shall promptly notify the Purchasers if any potential financial or strategic investor or acquirer contacts the Company.

        (h)    S Corporation Status.    The Founders jointly and severally agree that, if it is determined by a finding or order in connection with any governmental or judicial audit or proceeding, including any settlement of such a proceeding to which any of the parties hereto are parties, that any of the Company's S Elections was not validly in effect, or the S corporation status of the Company was otherwise terminated, in each case for any period after such election was purportedly made, then the Founders shall promptly remit to the Company in cash any federal, state and/or local Tax liability (including any penalties, additions to Tax or interest assessed with respect thereto) of the Company in connection with Taxes that are imposed on the Company as a result of such invalid election or termination of S corporation status; provided, however, that the maximum liability of any Founder under this Section 4(h) shall not exceed 50% of the Repurchase Price set forth opposite such Founder's name, or the name of the Seller affiliated with such Founder, on the Disbursement Schedule. Such payment shall be made within 30 days after the date on which the Company delivers to the Founders written notice that such Tax liability has been so determined. The obligations to remit such cash to Company as described in this Section shall be treated as separate from and in addition to the Sellers' other indemnification obligations hereunder, including, without limitation, indemnification obligations under Section 7. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 4(h) shall remain in effect as personal obligations of the Founders until the until the expiration of the applicable statutes of limitations (taking into account all extensions thereof). The Company shall promptly notify the Founders of its agreement to or filing for any extension with respect to any Tax liability described in this Section 4(h). The Company shall promptly deliver to the Founders and the Founders shall promptly deliver to the Company, if applicable, written notice of the commencement of any governmental or judicial audit or proceeding questioning or investigating whether any of the Company's S Elections was validly in effect or the S corporation status of the Company was otherwise terminated and each of the Founders, or the Company, if applicable, shall have the right to participate in any such audit or proceeding. The Company shall not settle any such audit or proceeding on a basis that would subject the Founders to liability under this Section 4(h) without the prior written consent of the Founders, which consent shall not be unreasonably withheld. If the Company or the Founders pay any federal, state and/or local Tax liability (including any penalties, additions to Tax or interest assessed with respect thereto) of the Company in connection with Taxes that are imposed on the Company as a result of an invalid election or termination of S corporation status and it is subsequently determined that the Company is entitled to a refund of all or any portion of the such amount, the amount of the refund (including any interest with respect thereto) shall be paid to the Founders within thirty (30) days after the Company's receipt thereof.

        (i)    Vesting of Reserved Employee Shares.    Except as set forth in Section 4(i) of the Disclosure Schedule, from and after the date hereof, without the written consent of a majority of the Series A Directors, the Company shall not grant to any of its current or future employees, consultants, directors or advisors options to purchase shares of Common Stock which will become exercisable, or awards of Common Stock which will vest, at a rate in excess of 25% at the first anniversary of such grant or award and 6.25% per quarter thereafter.

        (j)    Inventions Assignment and Confidentiality Agreement.    The Company will obtain a duly executed Inventions Assignment and Confidentiality Agreement, in a form agreed upon by the Board of Directors, from each employee and consultant.

        (k)    Voting Agreement; Drag-Along Agreement; Investors' Rights Agreement.    From and after the date hereof, the Company shall, as a condition to the award of common stock, or the issuance of common stock upon exercise of options to purchase, to its employees, consultants, directors or advisors, cause such Persons receiving such awards or exercising such options to become a party to the Investors'

Rights Agreement and become subject to the restrictions set forth therein including, without limitation, pursuant to Section 3 thereof. From and after the date hereof, the Company shall use its best efforts to cause its employees, consultants, directors or advisors that receive common stock, upon the exercise of options or otherwise, to become a party to the Voting Agreement and the Drag-Along Agreement and become subject to the restrictions set forth therein, provided, however, that the Company shall not be required to take any action that would result in the loss of its exemption under California Code Section 25102(o) related to its employee stock option plans.

        (l)    Payment of Taxes and Trade Debt.    The Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company; provided, however, that the Company shall not be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books sufficient reserves with respect thereto. The Company shall pay when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company, except such as are being contested in good faith and by proper proceedings if the Company shall have set aside on its books sufficient reserves with respect thereto. The Company shall withhold and remit, or cause to be withheld and remitted, any portion of the Repurchase Price that is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

        (m)    Preservation of Corporate Existence.    The Company shall preserve and maintain, and, unless the Company deems it not to be in its best interests, cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties. The Company shall secure, preserve and maintain, and cause each of its Subsidiaries to secure, preserve and maintain, all licenses and other rights to use Intellectual Property Rights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business and the businesses of its Subsidiaries, taken as a whole.

        (n)    Compliance with Laws.    The Company shall comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a Material Adverse Effect.

        (o)    Keeping of Records and Books of Account.    The Company shall keep, and cause each of its Subsidiaries to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any of its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

        (p)    Maintenance of Properties.    The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

        (q)    Budget Approval.    The Company shall not later than 30 days prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of the Board of Directors of the Company of, a business plan and monthly operating budgets in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers' compensation). The

Company shall review the budget and business plan periodically, and resubmit all material changes therein and all material deviations therefrom to the Board of Directors of the Company.

        (r)    By-laws.    The Company shall, at all times, cause its bylaws to provide that, unless otherwise required by the laws of the State of California, (i) any two directors and (ii) any holder or holders of at least 25% the then outstanding Series A Preferred Stock shall have the right to call a meeting of the Board of Directors or shareholders of the Company. At all times maintain provisions in the bylaws or articles of incorporation of the applicable Company indemnifying all directors against liability to the maximum extent permitted under the applicable laws.

        (s)    Expenses of Directors.    The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

        (t)    Continued Business Operations.    The Company shall use commercially reasonable efforts to cause its officers and Key Employees to refrain from carrying on any for-profit business activity outside of the Company.

        (u)    Restrictions on Indebtedness.    The Company shall not, and shall cause each of its Subsidiaries not to, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to any indebtedness for money borrowed without the consent of a majority of the Company's Board of Directors. The Company shall not, and shall cause each of its Subsidiaries not to, assume, guarantee, endorse or otherwise become directly or contingently liable on (including without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any indebtedness of any other Person, except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranties of the permitted obligations of any wholly owned Subsidiary, without the consent of a majority of the Company's Board of Directors.

        (v)    Dealings with Affiliates and Others.    Other than as contemplated by this Agreement and transactions in the ordinary course of business involving less than $60,000, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, after the date of this Agreement, any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer, director or affiliate of the Company or any of its Subsidiaries or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Company's Board of Directors.

        (w)    Cancellation of Treasury Stock.    The Company shall take all actions necessary to return the Repurchased Shares to the status of unissued and authorized shares of Common Stock within 30 days after the Closing.

        Section 5.    Conditions to Closing.

        (a)    Conditions to Closing of the Purchasers.    The obligations of the Purchasers under this Agreement are subject to the fulfillment on or before Closing, of each of the following conditions (or the written waiver by the Purchasers of any condition that is not so fulfilled):

            (i)  Representations and Warranties.    The representations and warranties of the Company contained in Section 2 hereof shall be true and correct on the date of the Closing.

           (ii)  Performance.    The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          (iii)  Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Preferred Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          (iv)  Board of Directors.    The Company shall have taken all necessary corporate action such that immediately following the Closing: (i) the number of directors constituting the full Board of Directors shall be fixed at seven (7) members, and (ii) the directors of the Company shall include Dan Nova, Bob Davis, Fredric W. Harman, Kurt Johnson and David Gross. In addition, the election of Dan Nova, Bob Davis and Fredric W. Harman shall have been unanimously approved by the Company's Board of Directors.

           (v)  Repurchase Agreements.    The Company and the Sellers shall have executed and delivered Repurchase Agreements with respect to the Company's repurchase of at least 1,136,686 Repurchased Shares from the Sellers.

          (vi)  Deliveries at Closing.    At the Closing, the Company shall have delivered to the Purchasers all of the following:

             (I)  The Investors' Rights Agreement duly executed and delivered by the Company and the parties set forth on Schedule 5(a) attached hereto.

            (II)  The Voting Agreement duly executed and delivered by the Company and the parties set forth on Schedule 5(a) attached hereto.

          (III)  An opinion from Sheppard, Mullin, Richter & Hampton LLP, counsel for the Company, in the form of Exhibit G attached hereto, and an opinion ("Sellers' Opinion") from Reicker, Pfau, Pyle, McRoy & Herman LLP, counsel for the Sellers ("Sellers' Counsel"), in the form of Exhibit H attached hereto, each of which shall be addressed to the Purchasers and dated as of the Closing Date.

          (IV)  A management rights letter in the form attached hereto as Exhibit I.

            (V)  A certificate signed by an officer of the Company stating that the conditions specified in the foregoing Sections 5(a)(i) and 5(a)(ii) have been fulfilled.

          (VI)  A certificate of the Secretary or other officer of the Company certifying the names of the officers of the company authorized to sign this Agreement, the certificates for the Preferred Securities and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers, together with copies of:

               (1)  The Restated Articles (certified by the California Secretary of State as of a date not more than two days prior to the Closing) and the Bylaws of the Company (as amended through the date of the Closing), in each case certified by the Secretary of the Company as true and correct copies thereof as of the Closing.

               (2)  The resolutions of the Board of Directors and, if required, the shareholders of the Company approving the Restated Articles, this Agreement and the other matters contemplated hereby, certified by the Secretary of the Company to be true, complete and correct.

               (3)  A good standing certificate California Secretary of State dated within five (5) days of the Closing with applicable "bring-down" certificates dated as of the date hereof.

         (VII)  The Drag-Along Agreement duly executed and delivered by the Company and the holders of record of at least 95% of the outstanding shares of Common Stock (immediately after giving effect to the Repurchase Transaction).

         (vii)  Disqualified Person Certificate.    A Certificate as to Disqualified Persons in form and substance reasonably acceptable to Highland Capital Partners VI Limited Partnership.

        (viii)  Escrow Agreement; Indemnification Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by all parties thereto. The Indemnification Escrow Agreement shall have been executed and delivered by all parties thereto.

          (ix)  Waivers.    The Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Drag-Along Agreement, the Repurchase Agreements, the Indemnification Escrow Agreement and the Escrow Agreement, to issue the Preferred Securities and to repurchase the Repurchased Shares, and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.

           (x)  Payment of Fees.    The Company shall have paid in accordance with Section 8(a) the fees, expenses and disbursements of Testa, Hurwitz & Thibeault, LLP, special counsel for the Purchasers, and any consultants retained by the Purchasers in connection with their purchase of Preferred Securities, in an amount not to exceed $50,000 in the aggregate.

          (xi)  2003 Ownership Equivalency Plan.    The Company shall have terminated the 2003 Ownership Equivalency Plan.

        (b)    Conditions to the Company's Obligations at Closing.    The obligations of the Company under this Agreement are subject to the fulfillment on or before Closing, of each of the following conditions (or the waiver by the Company of any condition that is not so fulfilled):

            (i)  Representations and Warranties.    The representations and warranties of each Purchaser contained in Section 3 shall be true and correct at the Closing.

           (ii)  Performance.    The Purchasers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchasers on or before the Closing.

          (iii)  Authorizations.    The Company shall have obtained from its shareholders all of the waivers, authorizations, approvals and consents needed to consummate the transaction contemplated by this Agreement, including, without limitation, the filing of the Restated Articles, the issuance and sale of the Preferred Securities, and the execution and delivery of the Investors' Rights Agreement, the Voting Agreement and the Drag-Along Agreement.

          (iv)  Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Preferred Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

           (v)  Repurchase Agreements.    The Company shall have received executed Repurchase Agreements from the Sellers with respect to the Company's repurchase of at least 1,136,686 Repurchased Shares from such Sellers.

        Section 6.    Definitions.    For the purposes of this Agreement, the following terms have the meanings set forth below:

          "2004 S Period Distribution" has the meaning set forth in Section 4(f)(i).

          "Accounting Referee" has the meaning set forth in Section 4(f)(iii).

          "Agent" means Perseus Advisors, LLC.

          "Agreement" has the meaning set forth in the Preamble.

          "Articles of Incorporation" has the meaning set forth in Section 1(a)(i).

          "Closing" has the meaning set forth in Section 1(d).

          "Closing Date" has the meaning set forth in Section 1(d).

          "Common Stock" has the meaning set forth in Section 2(b).

          "Company" has the meaning set forth in the Preamble.

          "Computer Program(s)" means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result) and portions thereof, and (ii) all associated data and compilations of data, regardless of their form or embodiment. "Computer Programs" shall include, without limitation, all source code, object code, natural language code, all versions, all screen displays and designs, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

          "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business (including proprietary databases), products, services, research or development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, vendors or other trade related business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans, business, training, marketing, promotional and sales plans, cost, rate and pricing structures); (ii) identities of, individual requirements of, and specific contractual arrangements with, the Company's suppliers, distributors, customers, vendors and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, specifications, systems, records, reports, manuals, documentation, models, data and databases relating thereto (including information contained in the Company's proprietary databases and the use and functions thereof); (iv) inventions, innovations, improvements, processes, developments, plans, designs, formulas, analyses, drawings, reports and all similar or related information (whether or not patentable) and (v) all other Intellectual Property Rights of the Company. Confidential Information shall not include information that a receiving party can demonstrate is publicly known through no wrongful act or breach of any obligation of confidentiality.

          "Conversion Stock" has the meaning set forth in Section 2(d).

          "Determination Date" has the meaning set forth in Section 4(f)(iii).

          "Disbursement Schedule" has the meaning set forth in Section 1(b).

          "Disclosure Schedule" has the meaning set forth in Section 2.

          "Distributable S Period Taxable Income" has the meaning set forth in Section 4(f)(i).

          "ERISA Affiliate" means any Person who is in the same controlled group of corporations or who is under common control with the Company (within the meaning of Section 414 of the Code).

          "Escrow Agent" has the meaning set forth in Section 1(d).

          "Escrow Agreement" has the meaning set forth in Section 1(c).

          "Financial Statements" has the meaning set forth in Section 2(v).

          "Indemnification Escrow Agreement" has the meaning set forth in Section 1(c).

          "Indemnification Escrow Amount" means $3,000,000.

          "Indemnification Escrow Fund" means the escrow fund to be governed by the terms of the Indemnification Escrow Agreement, initially constituted by the Indemnification Escrow Amount delivered pursuant to Section 1.1(e)(ii).

          "Intellectual Property Rights" means any and all of the following in any and all legal jurisdictions around the world: (i) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and renewals (together "Patents"), (ii) trademarks, service marks, trade dress, logos, trade names, service names, domain names and corporate names, and registrations and applications for registration thereof (together "Trademarks"), (iii) copyrights, and registrations and applications for registration thereof, (iv) mask works, and registrations and applications for registration thereof, (v) trade secrets and confidential business information, including without limitation, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, technical data, business and marketing plans, and customer and supplier lists and information (together "Trade Secrets"), (vi) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions)..

          "Investment Transaction" has the meaning set forth in Section 1(b).

          "Investors' Rights Agreement" has the meaning set forth in Section 1(b).

          "Material Adverse Effect" has the meaning set forth in Section 2(a).

          "Party" or "Parties" has the meaning set forth in the Preamble.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Preferred Securities" has the meaning set forth in Section 1(a)(ii).

          "Preferred Securities Purchase Price" has the meaning set forth in Section 1(b).

          "Preferred Stock" has the meaning set forth in Section 2(b).

          "Purchaser" has the meaning set forth in the Preamble.

          "Qualified Public Offering" shall mean a fully underwritten, firm commitment public offering pursuant to an effective registration under the Act covering the offer and sale by the Company of its Common Stock in which the aggregate net proceeds to the Company equal or exceed $50,000,000 million, in which the price per share of such Common Stock equals or exceeds $70.38 per share (such price subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event).

          "Repurchase Price" has the meaning set forth in Section 1(a)(iii).

          "Repurchase Transaction" has the meaning set forth in Section 1(c).

          "Repurchased Shares" has the meaning set forth in Section 1(a)(iii).

          "Restated Articles" has the meaning set forth in Section 1(a)(i).

          "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

          "Seller" or "Sellers" has the meaning set forth in the Preamble.

          "Series A Directors" has the meaning set forth in the Restated Articles.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, Board of Directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing shareholder or general partner of such limited liability company, partnership, association or other business entity.

          "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital interests, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

          "Voting Agreement" has the meaning set forth in Section 1(b).

        Section 7.    Indemnification and Survival.

        (a)   Subject to the terms of this Agreement, including, without limitation, Section 7(c) hereof, the Company and each Seller shall, jointly and severally, indemnify, pay, defend and hold the Purchasers and each of the Purchasers' officers, directors, employees and agents and their respective affiliates (the "Indemnitees") harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, the actual and reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto, which may be (i) imposed on such Indemnitee, (ii) incurred by such Indemnitee, or (iii) asserted against such Indemnitee by a third party, as a result of the misrepresentation, violation or breach of any representation, warranty, covenant, agreement or obligation of the Company under this Agreement or the other agreements contemplated herein. Without limiting the generality of the foregoing, the Purchasers shall be deemed to have suffered liability, loss or damage as a result of the untruth, inaccuracy or breach of any such representations, warranties, covenants, agreements or obligations if such liability, loss or damage shall be suffered by the Company as a result of, or in connection with, such untruth, inaccuracy or breach of any facts or circumstances constituting such untruth, inaccuracy or breach.

        (b)   The representations and warranties of the Company set forth in this Agreement and the indemnification obligations set forth in Section 7(a) shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Party and the Closing and shall terminate at 5:00 PM (Pacific time) on April 30, 2006 and be of no further force or effect after such time, except that (i) the representations and warranties set forth in Section 2(b), Sections 2(j)(i), (ii) and (v) and

Section 2(z), and the indemnification obligations set forth in Section 7(a) related thereto, shall survive forever and shall not terminate, and (ii) the representations and warranties set forth in Section 2(n), Section 2(o), Section 2(q) and Section 2(s), and the indemnification obligations set forth in Section 7(a) related thereto, shall survive the Closing until the expiration of the applicable statutes of limitations (taking into account all extensions thereof); provided, however, that in the event notice for indemnification under Section 7(a) shall have been given within the applicable survival period, the representation and warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The respective covenants, agreements and obligations of the Parties (exclusive of their respective representations and warranties which shall survive as indicated in the first sentence hereof) set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any other party hereto, and the Closing without limitation; provided, however, that the covenants, agreements and obligations of the Company set forth in Section 4(e) and Sections 4(i) through 4(v) shall terminate and be of no further force and effect immediately upon the earlier to occur of a Qualified Public Offering or the conversion into Common Stock of at least 75% of all issued shares of Series A Preferred Stock.

        (c)   Notwithstanding the provisions of Section 7(a), (i) no Seller shall have any liability pursuant Section 7(a) unless the aggregate amount of all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements incurred, or deemed to have been incurred, by the Indemnitees exceeds $250,000, in which event the entire aggregate amount thereof (subject to clause (ii) of this Section 7(c)) shall be indemnified by the Sellers pursuant to Section 7(a), and (ii) the maximum aggregate liability of the Sellers under Section 7(a) shall not exceed, and shall be limited solely and exclusively to, the Indemnification Escrow Fund; provided, however, that nothing in this Section 7(c) shall limit the liability of the Founders pursuant to Section 4(h). No Seller shall have any right of contribution from the Company for any indemnification claim by the Indemnitees.

        (d)   Pursuant to the Repurchase Agreement, the Sellers shall agree and acknowledge that the Company shall deposit the Indemnification Escrow Amount with the escrow agent pursuant to the Indemnification Escrow Agreement. The Indemnification Escrow Fund shall be governed by the terms set forth in the Indemnification Escrow Agreement. Payment from the Indemnification Escrow Fund, of any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements indemnified by the Sellers pursuant to Section 7(a), shall be made pursuant to the terms of the Indemnification Escrow Agreement.

        Section 8.    Miscellaneous.

        (a)    Expenses; Attorneys' Fees.    Each Party shall pay its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement, provided, however, that at the Closing, the Company shall reimburse the reasonable fees, expenses and disbursements of Testa, Hurwitz & Thibeault, LLP, special counsel for the Purchasers, and of any consultants retained by the Purchasers in connection with their purchase of Preferred Securities, in an amount not to exceed $50,000 in the aggregate. Each Purchaser acknowledges that payment of such fees by the Company raises a potential conflict of interest and hereby consents to the payment arrangement set forth herein. The fees and expenses of Seller's Counsel shall be paid by the Sellers from the aggregate Repurchase Price. The Company and the Sellers shall each pay 50% of the fees and expenses of the Escrow Agent and the escrow agent pursuant to the Indemnification Escrow Agreement.

        (b)    Remedies.    Subject to the limitations of Section 7(c) of this Agreement, the Parties shall have all rights and remedies set forth in this Agreement and all rights and remedies which the Parties have been granted at any time under any other agreement or contract executed in connection with the transactions contemplated hereby and, with respect to the additional rights the Parties may have against the Company in connection with the transactions contemplated hereby, all of the rights which the Parties have under applicable law.

        (c)    Consent to Amendments.    This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon the Company only if set forth in a writing executed by the Company and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon the Purchasers only if set forth in a writing executed by the Purchasers holding two-thirds (2/3) in interest of the Preferred Securities and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Section 7(c), (i) any amendment which (I) increases any Purchaser's obligations hereunder, or (II) grants to any one or more Purchasers any rights more favorable than any rights granted to all other Purchasers hereunder, must be approved by each Purchaser so as to be effective against such Purchaser, and (ii) any amendment which increases any Seller's obligations hereunder must be approved by such Seller so as to be effective against such Seller.

        (d)    Successors and Assigns.    This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not; provided, however, that the Company shall not have the right to delegate any of its respective obligations hereunder or to assign its respective rights hereunder or any interest herein without the prior written consent of the Purchasers holding of two-thirds (2/3) in interest of the Preferred Securities.

        (e)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        (f)    Counterparts.    This Agreement may be executed simultaneously in counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

        (g)    Descriptive Headings; Interpretation.    The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation." The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

        (h)    Entire Agreement.    This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

        (i)    No Third-Party Beneficiaries.    Except for each Seller and his, her or its permitted successors and assigns, who are express third party beneficiaries of Section 7 of this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

        (j)    Cooperation on Tax Matters.    The Company and the Founders shall cooperate fully, as and to the extent reasonably requested by each such Party and at such requesting Party's expense, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any such Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Founders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any such Party, any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give each such Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any such Party so requests, the Company or the Founders, as the case may be, shall allow such Party to take possession of such books and records.

        (k)    Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8(l), provided that nothing in this Section 8(k) shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

        (l)    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchasers and the Company at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

The Company:
Fastclick.com, Inc. 360 Olive Street Santa Barbara, CA 93101 Attn: Kurt Johnson, Chief Executive Officer
Phone:	(805) 568-5334
Facsimile:	(805) 456-4300
with a copy to: (which shall not constitute notice to the Company)
Sheppard, Mullin, Richter & Hampton LLP 800 Anacapa Street Santa Barbara, CA 93101-2212 Attn: C. Thomas Hopkins, Esq.
Phone:	(805) 879-1829
Facsimile:	(805) 568-1955
The Purchasers
To the addresses for the Purchasers set forth on the Schedule of Purchasers with a copy to: (which shall not constitute notice to any Purchaser)
Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, MA 02110 Attn: William J. Schnoor, Jr., Esq.
Phone:	(617) 248-7000
Facsimile:	(617) 248-7100

        (m)    No Strict Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        (n)    No Waiver; Cumulative Remedies..    No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        (o)    Understanding Among the Purchasers.    The determination of each Purchaser to enter into this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions, which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, as to the advisability thereof or as to the properties, prospects or conditions (financial or otherwise) of the Company.

        (p)    Termination.

            (i)  Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

             (I)  by the written agreement of the Company and Purchasers, Purchasers purchasing at least two-thirds (2/3) of the Preferred Securities to be sold hereunder, assuming issuance of the maximum number of Preferred Securities pursuant to the Investment Transaction; or

            (II)  by (A) the Company or (B) Purchasers purchasing at least two-thirds (2/3) of the Preferred Securities to be sold hereunder, assuming issuance of the maximum number of Preferred Securities pursuant to the Investment Transaction, if the Closing shall not have occurred by 5:00 PM (Pacific time) on October 15, 2004; provided that the right to terminate this Agreement under this Section 8(p)(i)(II) shall not be available to any party or parties whose failure to fulfill any obligation, or satisfy any condition, under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

           (ii)  In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby prior to Closing, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Recapitalization Agreement on the date first written above.

FASTCLICK.COM, INC.
By:	/s/ Kurt Johnson Kurt Johnson Chief Executive Officer

[Signature Page to Recapitalization Agreement]

PURCHASERS:
HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP
By:	Highland Management Partners VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner
By:	/s/ ROBERT F. HIGGINS
Authorized Officer
HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP
By:	Highland Management Partners VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner
By:	/s/ ROBERT F. HIGGINS
Authorized Officer
HIGHLAND ENTREPRENEURS' FUND VI LIMITED PARTNERSHIP
By:	HEF VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner
By:	/s/ ROBERT F. HIGGINS
Authorized Officer

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP
By:	Oak Associates XI, LLC, its General Partner
By:	/s/ Frederic Harman
Managing Member
STEAMBOAT VENTURES, LLC
By:	/s/ John R. Ball
Name:	John R. Ball
Title:	Managing Director
STEAMBOAT VENTURES MANAGER, LLC
By:	/s/ John R. Ball
Name:	John R. Ball
Title:	Managing Director

FOUNDERS:
/s/ Jeff Pryor Jeff Pryor
/s/ David Gross David Gross

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP
By:	Oak Associates XI, LLC, its General Partner
By:	/s/ Frederic Harman
Managing Member
STEAMBOAT VENTURES, LLC
By:	/s/ John R. Ball
Name:
Title:

Schedule of Purchasers

Name and Address	Number of Preferred Securities	Purchase Price
HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP c /o Highland Capital Partners Limited Partnership 92 Hayden Avenue Lexington, MA 02421 Telephone: (781) 861-5500 Facsimile: (781) 861-5499	622,619	$21,909,962.61
HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP c /o Highland Capital Partners Limited Partnership 92 Hayden Avenue Lexington, MA 02421 Telephone: (781) 861-5500 Facsimile: (781) 861-5499	341,148	$12,004,998.12
HIGHLAND ENTREPRENEURS' FUND VI LIMITED PARTNERSHIP c/o Highland Capital Partners Limited Partnership 92 Hayden Avenue Lexington, MA 02421 Telephone: (781) 861-5500 Facsimile: (781) 861-5499	30,833	$1,085,013.27
OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP 525 University Avenue, Suite 1300 Palo Alto, CA 94301 Telephone: (650) 614-3700 Facsimile: (650) 328-6345	994,600	$34,999,974.00
STEAMBOAT VENTURES, LLC 3601 West Olive Avenue, Suite 501 Burbank, CA 91505 Telephone: (818) 566-7400 Facsimile: (818) 566-7490	141,907	$4,993,707.33
STEAMBOAT VENTURES MANAGER, LLC 3601 West Olive Avenue, Suite 501 Burbank, CA 91505 Telephone: (818) 566-7400 Facsimile: (818) 566-7490	178	$6,263.82

Total	2,131,285	$74,999,919.15

Schedule 1(b)

Disbursement Schedule

Schedule 2

Disclosure Schedule

Schedule 5(a)

Jeff Pryor
David Gross
Stephen Szu-chien Chang
Kurt Johnson
Jeffrey Hirsch
Fred Krupica
James Aviani
Shayne Mihalka
Barry Anderson
Alexis Weaver

Exhibit A

Form of Restated Articles

Exhibit B

Form of Investor's Rights Agreement

Exhibit C-1

Form of Voting Agreement

Exhibit C-2

Form of Drag-Along Agreement

Exhibit D

Form of Repurchase Agreement

Exhibit E

Paying Agent Escrow Agreement

Exhibit F

Form of Indemnification Escrow Agreement

Exhibit G

Form of Opinion of Counsel for the Company

Exhibit H

Form of Opinion of Counsel for the Sellers

Exhibit I

Form of Management Rights Letter

Exhibit I-1

Form of Management Rights Letter

Exhibit I-2

Form of Management Rights Letter

Exhibit I-3

Form of Management Rights Letter

Exhibit I-4

Form of Management Rights Letter

QuickLinks

TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
RECAPITALIZATION AGREEMENT
Schedule of Purchasers
Schedule 1(b) Disbursement Schedule
Schedule 2 Disclosure Schedule
Schedule 5(a)
Exhibit A Form of Restated Articles
Exhibit B Form of Investor's Rights Agreement
Exhibit C-1 Form of Voting Agreement
Exhibit C-2 Form of Drag-Along Agreement
Exhibit D Form of Repurchase Agreement
Exhibit E Paying Agent Escrow Agreement
Exhibit F Form of Indemnification Escrow Agreement
Exhibit G Form of Opinion of Counsel for the Company
Exhibit H Form of Opinion of Counsel for the Sellers
Exhibit I Form of Management Rights Letter
Exhibit I-1 Form of Management Rights Letter
Exhibit I-2 Form of Management Rights Letter
Exhibit I-3 Form of Management Rights Letter
Exhibit I-4 Form of Management Rights Letter